                                                    EXHIBIT 10.7

September 22, 1994


Mr. Christopher M. Watson
3715 Webster Street
San Francisco, CA  94123

Dear Chris,

         This letter will serve to confirm that Pacific Gateway Properties, Inc. ("PGP"), as authorized by its Board of Directors, on September 8, 1994, has agreed to pay you severance compensation under certain circumstances if a "change of control" of PGP occurs as hereinafter provided.

         If a "change of control" of PGP occurs and your employment is terminated by PGP without good cause within one year thereafter, you will receive as severance pay an amount equal to one-year's base salary, including medical insurance and life insurance during such one-year severance period. In addition, any options then held by you under the PGP's Stock Option Plan (the "Plan") which are not then currently exercisable shall be accelerated and become immediately exercisable, and, notwithstanding any provision of such Plan, you shall have thirty (30) days following such termination in which to exercise such options.

         It will be a condition of your right to receive the foregoing severance and accelerated vesting that you remain employed by PGP through the consummation of any such "change in control". "Base salary" as used in the preceding sentence shall be the highest base salary which you were earning at any time following the "change of control". "Good cause" shall mean only (i) self-dealing involving personal profit, (ii) the commission of a criminal act related to the performance of duties, or (iii) habitual intoxication by alcohol or drugs during work hours. A resignation by you in the year following the "change of control" of PGP triggered by (i) a relocation in the principal place for performance of your duties of more than 25 miles, (ii) a substantial reduction in salary, or (iii) a substantial diminution of your responsibilities shall be treated as termination without good cause for purposes of this Agreement and you shall be entitled to the benefits hereunder in the event you terminate your employment in such circumstances.
A "change of control" shall only be deemed to have occurred if (i) in a single

Mr. Christopher M. Watson
September 22, 1994
Page 2

transaction or series of related transactions a transfer of ownership of PGP common stock occurs as a result of which the stockholders immediately prior to such transaction or series of transactions no longer control, directly or indirectly, fifty (50%) percent or more of the voting stock of the PGP, or
(ii) PGP merges or consolidates with another corporation (other than a subsidiary of PGP) or sells all or substantially all of its assets and at least fifty (50%) percent of the voting stock of the surviving or purchasing entity is not controlled, directly or indirectly, by stockholders who were stockholders of PGP immediately prior to such transaction or (iii) the composition of the Board of Directors changes such that a majority of the then Board of Directors are no longer persons who were serving as directors of the Company on October 1, 1994, other than David Post. A public distribution by PGP of its common stock shall not be a "change in control" within the meaning of this Agreement.

                             Sincerely yours,

                             s/ R.D. Snell
                             ------------------------
                             Roger D. Snell
                             President, Director and
                             Chief Executive Officer


Accepted and Agreed to this
22nd day of September, 1994

s/ C. M. Watson
----------------------
Christopher M. Watson